SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

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    Rule 14a-6(e)(2))
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|X| Soliciting Material Pursuant to s.240.14a-12

                               HAVEN BANCORP, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       N/A
                ------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE: March 24, 2000

CONTACTS:    Catherine Califano, S.V.P. /C.F.0., Haven Bancorp
             Tel. (516) 683-4483
             Annette Esposito, F.V.P. /Communications Director, Haven Bancorp
             Tel. (516) 683-4231

HAVEN BANCORP RETAINS LEHMAN BROTHERS TO EXPLORE STRATEGIC
ALTERNATIVES; FORMS INDEPENDENT BOARD COMMITTEE; ADOPTS PLAN TO
REDUCE OPERATING EXPENSES


Westbury, NY--Haven Bancorp, Inc. Nasdaq: (HAVN), the holding Company for CFS Bank, today announced that it has retained the investment banking firm of Lehman Brothers, Inc. to advise the Board of Directors on strategic alternatives for the Company.

In addition, Haven has formed a three-person committee of outside Board members to work with Lehman Brothers in these efforts. Chaired by Michael A. McManus, Jr., the committee includes Hanif (Wally) Dahya, and Robert M. Sprotte.

The Company had previously announced that it had engaged Lehman Brothers to assist in evaluating options with respect to the Company's residential mortgage origination division. The Company expects a resolution regarding its residential mortgage division in the near future, which will result in the Company recording a restructuring charge, the amount of which cannot be determined at this time.

In addition, the Board approved a plan to reduce operating expenses through a reduction in the Company's workforce and elimination of certain other expenses across all departments and divisions. The Company expects to realize approximately $7 million in annualized savings as a result of these measures.

Implementation of these initiatives will begin immediately.

"We have spent the past few years establishing CFS Bank as a true pioneer in supermarket banking in the Northeast," said Philip S. Messina, Chairman and Chief Executive Officer of Haven Bancorp/CFS Bank. "As the next step in the continuing execution of our plan, we are adopting these measures, which we believe will result in increased shareholder value," concluded Messina.

In addition to its eight full-service traditional banking offices, CFS Bank has 62 branches conveniently located inside leading supermarket chains throughout the tri-state region. These supermarket-based branches provide unparalleled convenience and customer service, while offering a full range of CFS Bank financial services.

Headquartered in Westbury, New York, Haven Bancorp, Inc. is the holding company for CFS Bank, a community-oriented institution offering deposit products, residential and commercial real estate


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loans and a full range of financial services including discount brokerage, mutual funds, annuities and insurance products through eight full-service banking offices and 62 supermarket branches located in New York City, Nassau, Suffolk, Rockland and Westchester counties, New Jersey and Connecticut. Haven provides auto, homeowners and business lines of insurance through its subsidiary, CFS Insurance Agency, Inc. The Bank's deposits are insured by the FDIC.

Statements made herein that are forward-looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995, are subject to risks and uncertainties that could cause actual results to differ materially. Such risks and uncertainties include, but are not limited to, those related to overall business conditions, particularly in the consumer financial services, mortgage and insurance markets in which Haven operates, fiscal and monetary policy, competitive products and pricing, credit risk management, Haven's ability to undertake a suitable transaction with respect to its residential mortgage lending division, changes in regulations affecting financial institutions and other risks and uncertainties discussed in Haven's SEC filings, including its 1998 Form 10-K and Form 10-Qs for the first three quarters of 1999. Haven disclaims any obligation to publicly announce future events or developments, which may affect the forward-looking statements contained herein.

Haven's Board of Directors and executive officers may be deemed "participants" in Haven's proxy solicitation. Information regarding these individuals may be found in Haven's preliminary proxy materials that have been filed with the Securities and Exchange Commission. A free copy of these materials, as well as other publicly-filed documents of Haven, may be obtained at the SEC's website at www.sec.gov. Stockholders are advised to read Haven's preliminary proxy statement filed with the SEC and the definitive proxy statement (when it becomes available), because these documents contain, or will contain, important information.